Exhibit 10.46
Director* Compensation Summary
2010 Annual Retainer
$15,000 annual retainer of which $10,000 was available in the form of Restricted Stock or cash and $5,000 payable in equal quarterly installments.
Meeting Fees
For each meeting of the board of directors of Green Bankshares, Inc. (the “Company”) a director receives $600, including payment for up to two missed meetings. Directors must be present at special meetings to be paid.
For each meeting of the board of directors of GreenBank (the “Bank”) a director receives $600, including payment for up to two missed meetings.
Committee Meeting Fees
Members of the Executive Committee of the Bank’s board of directors receive $450 for each twice-monthly meeting of the Executive Committee that they attend. There are four independent director member of the Executive Committee, two permanent members and two rotating members. Each of the two permanent members of the Executive Committee also receives an annual retainer of $1,500, payable in equal quarterly installments.
Members of the joint Audit Committee of the Bank’s and the Company’s boards of directors receive $450 per meeting as well as an annual retainer fee of $1,500 paid in equal quarterly installments. The chairman of the Audit Committee also receives an annual retainer of $6,000.
Members of the joint Compensation Committee of the Bank’s and the Company’s boards of directors receive $300 per meeting as well as an annual retainer fee of $1,500 paid in equal quarterly installments. The chairman of the Compensation Committee also receives an annual retainer of $2,500.
Directors receive $300 per meeting for all other committee meetings attended.
Deferred Compensation
Directors are permitted to defer their director fees pursuant to deferred compensation plans adopted by the Bank and the Company. The Company paid interest on balances in the Plan from a formula which provides an annual crediting rate will be 100% of the annual return on stockholders’ equity with a 4% floor and a 12% ceiling, for the year then ended, on balances in the Plan until the director experiences a separation from services, and, thereafter, at a earnings crediting rate based on 75% of the Company’s return on average stockholders’ equity for the year then ending with a 3% floor and a 9% ceiling. Under the second plan, which was adopted in September 2004 and then amended in December 2005 to comply Section 409A of the Internal Revenue Code of 1986, as amended, directors are permitted to defer additional board and committee meeting fees, beyond those being deferred under the original plan, into certain investment vehicles, including a “deemed” investment in the Company’s common stock.
Equity Incentives
Each director is eligible to participate in the Company’s 2004 Amended and Restated Long-Term Incentive Plan.
*Includes directors that are also employees of the Company or the Bank.

Named Executive Officer Compensation Summary
The following 2010 base salaries have been approved for payment to those persons who are expected to be the Company’s named executive officers for the year ended December 31, 2010. No cash bonuses were paid for 2009 performance:

Name	Title	Salary
R. Stan Puckett	Chairman of the Board and Chief Executive Officer of the Company and the Bank[1]	$325,000

Kenneth R. Vaught	President and Chief Operating Officer of the Company and the Bank	$267,000

James E. Adams	Executive Vice President, Chief Financial Officer and Secretary of the Company and the Bank	$228,000

Steve L. Droke	Senior Vice President and Chief Credit Officer of the Bank	$188,043

William C. Adams	Senior Vice President and Chief Information Officer of the Bank	$172,682

[1]	On September 2, 2009, we announced that R. Stan Puckett, our Chief Executive Officer, will be retiring on March 31, 2010.
Bonus
For as long as the preferred stock issued to the U.S. Department of the Treasury remains outstanding, the Company is prohibited from paying a cash bonus to the Company’s five most highly compensated employees.
Equity Based Incentives
The named executive officers are also eligible to participate in the Company’s 2004 Amended and Restated Long-Term Incentive Plan, subject to the limitations on executive compensation applicable to the Company as a result of its participation in the U.S. Treasury Capital Purchase Program (the “CPP”) under the Troubled Assets Relief Program (“TARP”).
Benefits
The named executive officers are also eligible to participate in the Company’s and the Bank’s broad-based benefit programs generally available to the Company’s and the Bank’s employees, including the health, disability and life insurance programs and may defer a portion of their base salary and bonus under the terms of a deferred compensation plan available to the Company’s executive officers and members of senior management.
Capital Purchase Program Limitations
For as long as the U.S. Treasury owns any debt or equity securities of the Company issued in connection with the CPP (other than the warrants), the Company is required to take all necessary action to ensure that its benefit plans with respect to its senior executive officers comply in all respects with Section 111(b) of the Emergency Economic Stabilization Act of 2008 (“EESA”), and the regulations issued and in effect thereunder as of the closing date of the sale of the preferred shares to the U.S. Treasury, as modified by the U.S. Treasury’s interim final rule related to compensation and corporate governance issued on June 15, 2009 (the “IFR”). This means that, among other things, while the U.S. Treasury owns debt or equity securities issued by the Company in connection with the CPP (other than the warrants), the Company must:

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• Ensure that the incentive compensation programs for its senior executive officers do not encourage unnecessary and excessive risks that threaten the value of the Company;
• Implement a required clawback of any bonus or incentive compensation paid to the Company’s senior executive officers and next twenty most highly compensated employees based on materially inaccurate financial statements or any other materially inaccurate performance metric;
• Not make any bonus, incentive or retention payment to any of the Company’s five most highly compensated employees, except as permitted under the IFR;
• Not make any “golden parachute payment” (as defined in the IFR) to any of the Company’s senior executive officers or five next most highly compensated employees; and
• Agree not to deduct for tax purposes executive compensation in excess of $500,000 in any one fiscal year for each of the Company’s senior executive officers.
Additional Information
The foregoing information is summary in nature. Additional information regarding director and named executive officer compensation will be included in the Company’s proxy statement for the Company’s 2010 annual meeting.

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